Exhibit 21

Subsidiaries of the Registrant	Country, State or Province of Formation

MTS Japan Ltd.	Japan

MTS Sensor Technology Corp	Japan

MTS Korea, Inc.	South Korea

MTS Systems (China) Co., Ltd.	China (PRC)

MTS Systems GmbH	Germany

MTS Systems Norden AB	Sweden
MTS Systems Ltd.	United Kingdom
MTS Systems Srl	Italy
MTS Holdings France, SARL	France
MTS Systems SAS	France
MTS Sensor Technologie GmbH and Co. KG	Germany
MTS Automotive Sensors GmbH	Germany
MTS Sensor Technologie und Verwaltungs-GmbH	Germany

MTS Systems (Hong Kong), Inc.	Minnesota

MTS Systems Switzerland GmbH	Switzerland

MTS Testing Systems (Canada) Ltd.	Ontario